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                                                                    Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE            August 15, 2000
                                 The J. M. Smucker Company
                                 Strawberry Lane, Orrville, Ohio 44667
                                 (330) 682-3000
                                 Contact:  Steven J. Ellcessor, Vice President-
                                           Finance and Administration, and
                                           General Counsel


                 J.M. Smucker Announces Annual Meeting Results;
                   Shareholder Value Enhancement Plan Adopted

ORRVILLE, Ohio, August 15, 2000--Shareholders at The J.M. Smucker Company (NYSE:
SJM.A and SJM.B) annual meeting today voted in favor of the Company's previously announced shareholder value enhancement plan. The proposal received the required approval of more than two-thirds of the outstanding voting power of both Class A and Class B shareholders.

The approved plan provides for a one-for-one exchange of all current Class A and Class B shares for new common shares with terms comparable to today's Class A voting common.

"We are very pleased the plan received such a strong show of support from our shareholders," said Tim Smucker, Chairman of The J.M. Smucker Company. "The combining Class A and Class B shares into one new class of voting common will be beneficial to all shareholders going forward. The performance of our shares since the announcement suggests that the market agrees with that assessment."

Through the close of trading on August 14, 2000, the Company's Class A shares are up 12% and its Class B shares are up 30% over their respective market prices on the day prior to the announcement of the plan.

The plan also included an offer to buy back up to $100 million of the Class A and Class B shares at $18.50 per share upon approval of the share combination. The Company announced at the meeting that approximately $79 million worth of Class A and Class B shares had been tendered to the Company for repurchase in response to the buy back offer.

"The fact that the tender offer is undersubscribed suggests the majority of our shareholders believe, as we do, that the Company remains considerably undervalued, even at $18.50 per share," Mr. Smucker said. "We will continue our efforts to bring the strengths of our Company to the attention of the market."

The legal filings necessary to complete the combination of the Class A and Class B shares into the new class of common are expected to be filed on August 28, 2000. Payments for shares tendered will begin to be sent out as soon as those filings are made. The Company's Class A and Class B common shares will cease to trade on the day the filings are made, and trading in the new class of common will begin on the next trading day after the filings under the symbol SJM.




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Class A and Class B stock certificates will automatically convert into the new common shares and will not need to be exchanged by shareholders.

Tim Smucker and Richard Smucker, the Company's President, delivered a presentation to the 360 shareholders in attendance at the meeting. They reviewed the Company's results for the fiscal year just ended and gave an overview of the Company's new product and advertising plans for the coming year.

In other matters submitted to the shareholders, Fred A. Duncan, Charles S. Mechem, Jr., and Tim Smucker were all elected as directors for three-year terms. Also, Ernst & Young LLP was approved by the shareholders to be the Company's independent auditors for the 2001 fiscal year.

The J.M. Smucker Company (www.smucker.com) was founded in 1897 when the Company's namesake and founder sold his first product--apple butter--from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, ice cream toppings, health and natural foods beverages, and natural peanut butter in North America. The Company has over 2000 employees worldwide and distributes products in more than 60 countries.

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially, including uncertainties relating to the Company's operating performance, other factors affecting share prices, and factors affecting capital markets generally.







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